Exhibit 99(p)(ix)
XI. CODE OF ETHICS AND INSIDER TRADING POLICY
A. Code of Ethics
Statement of General Policy
This Code of Ethics has been adopted by Dreman Value Management, L.L.C. and applies to all of its personnel. The basic principle to govern all persons is that their functions should be performed with loyalty to our Clients.
In adhering to the foregoing basic principle of loyalty, a person must not profit, directly or indirectly, from his or her position with the company. No such person shall take for personal benefit any corporate opportunity for profit which that person learns about from his or her position.
1.	DEFINITION OF TERMS USED
(a)	“Adviser” means Dreman Value Management, L.L.C.

(b)	“Fund” means any investment company advised by the Adviser, whether directly or through a subadvisory arrangement, and any entity exempt from registration under the Investment Company Act of 1940 pursuant paragraphs (1) or (7) of Section 3 (c) of that Act.

(c)	“Client” means any investment Client of the Adviser including a Fund.

(d)	“Investment department personnel” means all employees who work in the Adviser’s investment department, including portfolio managers, research analysts, trading personnel and staff.

(e)	“Beneficial interest” includes: (i) the ownership of any security held in the name of a person or a spouse, minor child or relative of a person or relative of a spouse of a person sharing the same household; and (ii) any contract, understanding, relationship, agreement or other arrangement by which a person obtains present or future benefits substantially equivalent to an ownership interest in a security. Beneficial interest does not include activities of such spouse, children or relatives of a person in his or her capacity as an employee or owner of a business that sells or buys securities for non-Adviser (third party) Clients, or advises non-Adviser (third party) Clients as to securities.

(f)	“Personal benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client, but such term does not include any investment advisory fee payable to the Adviser by a Client or, in the case of any Fund, payment in the nature of a dividend or distribution paid by the Client on terms governing the payment of such dividends and distributions to all owners of such entity.
(g)	“Security” includes without limitation any and all stocks, bonds, notes, bills, debentures and any interest commonly known as a security including any interest that might be selected for, or be included in, a Client’s portfolio and also includes puts, calls, other options or rights in such securities, and securities-based futures contracts.

2.	TRANSACTIONS WITH THE CLIENTS
     No person shall sell to, or purchase from, a Client any security or other property (except merchandise in the ordinary course of business), in which such person has or would acquire a beneficial interest, unless such purchase or sale involves solely securities of that Client.
3.	DISCLOSURE OF INFORMATION
(a)	No person shall discuss with or otherwise inform others of any actual or contemplated security transaction by a Client or the Adviser except in the performance of employment duties or in an official capacity and then only for the benefit of the Client or the Adviser, as appropriate, and in no event for personal benefit or for the benefit of others.

(b)	No person shall release information to dealers or brokers or others (except to those concerned with the execution of the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a Fund prospectus, or (iii) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge or (iv) in connection with any report to which Clients are entitled.
4.	PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT
     No person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with a Client or the Adviser, except those usual and normal benefits directly provided by such Client or the Adviser.
     No person shall accept any entertainment, gift or other personal benefit that may create or appear to create a conflict between the interests of such person and any Client or the Adviser. In addition, investment department personnel are prohibited from receiving any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of any Client or the Adviser.
5.	CONFLICTS OF INTEREST
     If any person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that person should disclose the situation or transaction and the nature of the conflict to the Chairman of the Adviser for appropriate consideration.
6.	SERVICE AS A DIRECTOR
     Investment department personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chairman of the Adviser based upon a determination that the board service would be consistent with the interests of the Clients and that adequate procedures exist to ensure isolation from those making investment decisions.

7.	INSIDE INFORMATION
     Securities laws and regulations prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities.
     Inside information obtained by any person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Adviser’s legal counsel.
     Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.
     Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.
8.	PERSONAL SECURITY TRANSACTIONS
     No person shall knowingly take advantage of a corporate opportunity of the Adviser or Client for personal benefit, or take action inconsistent with such person’s obligations to the Adviser or Clients. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any person’s position of trust and responsibility. The following rules apply to all accounts in which a person has a beneficial interest:
(a)	All Persons:
(1)	No person shall purchase or sell any security which such person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for one or more Clients.

(2)	No person shall knowingly purchase or sell a security during any period when there is an open order for the purchase or sale of that security by a Client and, subject to sub-paragraph (f) below, for seven days after such order has been executed or cancelled.

(3)	No person shall purchase any securities in an initial public offering.
(b)	Portfolio Managers: In addition to (a) above, no portfolio manager may buy or sell a security within seven days before or after, subject to sub-paragraph (f) below, a portfolio that he or she manages trades in the security, with the exception of the S&P 500 futures or options or other index futures and options when there are no purchases or sales orders for Clients entered or intended to be entered on any trading day.

(c)	Related Instruments: When anything in this paragraph 8 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities.

(d)	Disgorgement:

Any person who trades in violation of this paragraph 8 must unwind the trade or disgorge the profits.

(e)	Exceptions:
(1)	Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is clear that no conflict of interest or other breach of duty is involved, application for an exception may be made to the CCO of the Adviser, with a copy of the request delivered to the Chairman of the Adviser, which application may be granted or denied. To request consideration of an exception, submit a written request containing the details of your circumstances, reasons for the exception and the exception requested. The request should be sent to the CCO of the Adviser.

(2)	After December 1, 2003, this paragraph 8 shall not apply to transactions involving U.S. Government securities, bankers’ acceptances, bank certificates of deposit, commercial paper, and non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemptions of securities.

(3)	The clearance and reporting provisions of this chapter shall not apply to transactions by or for any Client; ownership by the Adviser or an Affiliate of the Adviser of a qualifying interest in a Client (such as shares of a Fund) shall not disqualify the Client from this exception.
(f)	A person who wishes to purchase or sell a security that the Adviser is purchasing or selling for a Client, and who is prohibited from executing such transaction by this paragraph 8, may request pre-clearance to execute such transaction once the portfolio manager responsible for the Client transactions confirms to the CCO by a time stamped writing, that all transactions in the subject security have been completed for all Clients, and a transaction may be effected pursuant to this procedure notwithstanding the fact that a Client transaction has occurred within the preceding seven day period.

(1) For the purposes of approving transactions pursuant to this paragraph (f), the CCO may deem all transactions in a security for Clients to be completed if the only factor which may result in further transactions in such security will be the unanticipated addition of funds to, or removal of funds from, a Client account.

(2) For the purpose of approving a transaction pursuant to this paragraph (f), a receipt of funds will not be deemed to be “anticipated” merely because the Adviser is aware in general terms of the fact that additional subscriptions to an investment company or deposits to a client account occur on a continuing basis, so long as the CCO reviews the terms of each transaction effected pursuant to a waiver granted under this paragraph (f) and confirms that:

(i) the transaction for which relief is requested is proposed to be effected for the purpose of causing the holdings of the affiliated person to conform more closely to the “model portfolio” used to manage that account and other Client accounts seeking comparable results, and

(ii) the value of the transaction authorized by the waiver is de minimus relative to the market capitalization and trading volume of the security for which the waiver is requested.
(g)	When an employee places a personal securities transaction in shares of an open-end investment company, the employee shall not knowingly request, direct, or authorize the transaction to be placed or executed at any price that is not consistent with the laws and regulations governing pricing of such transactions. An employee shall not place any transaction intended to benefit from short-term trading of any open-end investment company security if such transaction is not consistent with the publicly disclosed policies and practices announced by that investment company, and shall never engage in such a practice in any fund with which the Adviser is affiliated.
9.	PROCEDURES
     Each person must follow these procedures for all securities or accounts in which he or she has a beneficial interest:
(a)	Preclearance:
(1)	Each person shall pre-clear trades in common and preferred stocks, convertible securities, bonds, notes, bills, debentures, puts, calls, index securities, securities based futures contracts and closed-end funds. Shares of registered open-end investment companies are common stock covered by this provision effective December 1, 2003.

(2)	Each person who wishes to purchase or sell a security must call the Trading area to determine whether the trade is prohibited. If the trade is not prohibited, such preclearance is valid only for that day. If the trade is prohibited, such person may make subsequent inquiries to determine when the trade is no longer prohibited under paragraph 8. Even if a trade is pre-cleared, it is still a person’s responsibility to ensure that such person’s trading activity is in compliance with this Code of Ethics and all securities laws.

(3)	The placement of a limit order (a request that your broker buy or sell at a given price) must be done in conformity with the above pre-clearance procedures. Once a limit order has been cleared for execution, it must be entered on that day. Once a limit order trade has been placed, you may remove or cancel the limit order only after determining through the pre-clearance procedure that the placement of an order for the subject security would be otherwise permissible on that day. The ministerial execution of an approved limit order is deemed to be a non-volitional transaction under paragraph 8(e)(2).

(b)	Reports — All Persons:
(1)	Securities positions: Each person shall report to the CCO of the Adviser all purchases or sales of any security in which such person has, or by virtue of such transaction acquires, any beneficial interest.

(2)	Form of Report: All such reports shall be in writing, shall be made within ten days after the close of the month in which such purchase or sale was effected, and shall set forth the title of the security, the date and nature of the transaction, the number or amount of securities involved, the purchase or sale price, the broker/dealer or bank through whom the transaction was effected and. the extent of such person’s interest in the transaction.

(2)	Broker confirms and statements: Each person should provide to the CCO of the Adviser all securities or commodities brokerage accounts in which that person has a beneficial interest. Before opening a brokerage account, each person should submit a completed Securities and Commodities Brokerage Account Report to the Compliance Officer of the adviser and should receive a letter approving the opening of the account. Each person should cause to be provided on a timely basis duplicate confirmations of all trades referred to in this paragraph 9 and copies of periodic statements for all securities accounts in which that person has a beneficial interest. Such Securities and Commodities Brokerage Account Reports, duplicate confirmations and periodic statements should be directed to the CCO of the Adviser.
(c)	Reports — Investment Department Personnel and Access Persons:

All investment department personnel and access persons also should disclose in writing to the CCO of the Adviser all personal securities holdings upon commencement of employment and thereafter on an annual basis. Such annual holdings report should be made no later than thirty (30) days after the end of each calendar year and should be of a date not more than thirty (30) days before the report is submitted.

(d)	Exceptions:

This Paragraph 9 shall not apply to (i) non-volitional purchases and sales, such as dividend reinvestment programs, ministerial execution of approved limit orders, or “calls” or redemptions of securities, or (ii) transactions involving U.S. Government securities, bankers’ acceptances, bank certificates of deposit, or commercial paper.
10.	DELEGATION
The Chairman, Chief Operating Officer or CCO of the Adviser may delegate any of the responsibilities, powers and authorities conferred by this Code of Ethics. Such delegation may be to an individual, such as a compliance officer, or a committee, such as an Ethics Committee, or both.